Exhibit 10.1

GREAT LAKES DREDGE & DOCK CORPORATION

PERFORMANCE VESTING RSU AWARD AGREEMENT

pursuant to the

2007 LONG-TERM INCENTIVE PLAN

This PERFORMANCE VESTING RSU AWARD AGREEMENT (this “Agreement”) is made and entered into by and between Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Corporation”), and                      (the “Participant”), effective as                      (the “Award Date”).

1. Award of Performance Vesting Restricted Stock Units. The Corporation hereby grants to the Participant and the Participant hereby accepts an Award of                      (            ) Restricted Stock Units (the “RSUs”), subject to the terms and conditions set forth in this Agreement. An RSU represents the Corporation’s unfunded and unsecured promise to issue one share of common stock of the Corporation (“Stock”) at the date set forth in this Agreement, to the extent that the applicable eligibility and vesting requirements are satisfied. The Participant’s rights with respect to the RSUs are governed by the Plan (as defined herein) and this Agreement and the Participant has no rights with respect to the RSUs other than the rights of a general creditor of the Corporation. The number of shares of Stock issuable in respect of an RSU is subject to adjustment in accordance with the Plan.

2. Governing Plan. This Award is granted pursuant to the Corporation’s 2007 Long-Term Incentive Plan (the “Plan”), which is incorporated herein for all purposes. Capitalized terms used but not otherwise defined herein have the meanings as set forth in the Plan. The Participant agrees to be bound by the terms and conditions of the Plan, which control in case of any conflict with this Agreement, except as otherwise specifically provided for in the Plan.

3. Dividend Equivalents. In the event that the Corporation declares a dividend on its Stock prior to the Conversion Date (as defined in Section 8), with respect to the RSUs that vest pursuant to Section 5 and Section 6, the Corporation shall pay to the Participant, within thirty (30) days of the Conversion Date, an amount in cash equal to the aggregate dividends that would have been paid on such RSUs during the period between the Award Date and the Conversion Date had they been converted into the same number of shares of Stock and held by the Participant on the record date of such dividend (the “Dividend Equivalents”). No Dividend Equivalents shall be paid prior to the Conversion Date and no Dividend Equivalents shall be paid at any time with respect to RSUs that are forfeited pursuant to Section 5 or Section 6 below.

4. Restrictions on Transfer. The RSUs may not be transferred, alienated, assigned, pledged, hypothecated or encumbered, in any way, whether voluntarily or involuntarily or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceeding (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

5. Eligibility. No RSUs will be eligible to vest before                      under any circumstances. The number of RSUs, if any, for which the Participant will remain eligible to vest after                      depends upon the Comparative EBITDA Return (as defined in Section 7) achieved and the terms of this Section 5.

(a)	If the Participant does not incur a Termination before , the number of RSUs for which the Participant will remain eligible to vest after (subject to satisfaction of the vesting requirements set forth in Section 6) is the number of RSUs corresponding to the Comparative EBITDA Return achieved, as set forth in following table:

Comparative EBITDA Return	RSUs Remaining Eligible to Vest
Less than 0.75	__________
.75	__________
1.00	__________
1.25	__________
1.75 or greater	__________

To the extent Comparative EBITDA Return falls between the thresholds set forth above, the RSUs remaining eligible to vest will be determined by linear interpolation (rounded to the nearest whole RSU).

(b)	To the extent any RSUs do not remain eligible to vest because the Comparative EBITDA Return was not greater than or equal to 1.75, those RSUs shall be forfeited as of . Upon such forfeiture, the Participant shall no longer be entitled to receive Dividend Equivalents on such forfeited RSUs.

(c)	If the Participant incurs a Termination for any reason whatsoever before , all RSUs shall be immediately forfeited as the date of such Termination.

6. Vesting. The vesting of the RSUs that remain eligible to vest after                      pursuant to Section 5 is conditioned upon the Participant’s satisfaction of the vesting requirements set forth in this Section 6.

(a)	Except as may be accelerated as set forth in the Plan or in any employment, consulting or other written agreement between the Participant and the Corporation or an Affiliate and except as may be accelerated by the terms of this Section 6, the RSUs that remain eligible to vest after pursuant to Section 5 shall vest as of the third anniversary of the Award Date, provided that the Participant has not incurred a Termination prior to such date.

(b)	Upon the Participant’s Termination due to death or Disability (as that term is defined in Section 7) on or after and prior to the third anniversary of the Award Date, the RSUs that remain eligible to vest after pursuant to Section 5 shall be fully vested as of such date of Termination.

(c)	Upon a Change in Control on or after and prior to the third anniversary of the Award Date, the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) may elect, in its sole discretion, to accelerate the vesting of some or all of the RSUs that remain eligible to vest after pursuant to Section 5, in accordance with the terms of the Plan. No provision of this Agreement shall require the Committee to accelerate such vesting upon a Change in Control or any other event.

(d)	To the extent any RSUs that remain eligible to vest after pursuant to Section 5 have not vested upon the Participant’s Termination those remaining RSUs shall be immediately forfeited upon the date of such Termination. Upon such forfeiture, the Participant shall no longer be entitled to receive Dividend Equivalents on such forfeited RSUs.

7. Definitions.

(a)	“Actual EBITDA” is defined as the amount of the Corporation’s earnings before interest, taxes, depreciation and amortization for the _calendar year, as adjusted by the Committee in its sole discretion for any extraordinary or non-recurring items.

(b)	“Comparative EBITDA Return” refers to the ratio of the Corporation’s return on assets for the calendar year (using Actual EBITDA) against the average return on assets for the prior three fiscal years among members of the Peer Group.

(c)	“Disability” shall mean the Participant becoming unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, within the meaning of Code Section 422(c)(6).

(d)	“Peer Group” means the group of competitors of the Corporation selected by the Committee in its sole discretion.

8. Conversion of RSUs into Stock. On the Conversion Date (as defined below), the vested RSUs shall be converted into an equivalent number of shares of Stock that will be issued to the Participant, or in the event of the Participant’s death, the Participant’s beneficiary. Promptly after the Conversion Date, certificates evidencing the applicable number of shares of Stock shall be delivered to the Participant. The “Conversion Date” shall be determined in accordance with the following:

(a)	In the event of the Participant’s death, Disability or Termination (where RSUs are vested pursuant to the terms of an employment, consulting or other written agreement) prior to , the Conversion Date shall be the date of the Participant’s death, Disability or Termination, as applicable, except as may be delayed as required by the terms of Section 19;

(b)	In the event of a Change in Control prior to in which the Committee elects to accelerate the vesting of some or all of the RSUs, the Conversion Date with respect to such RSUs shall be the earlier of (i) the date of the Participant’s Termination and (ii) , except as may be delayed as required by the terms of Section 19; and

(c)	In the event that none of the events described in the foregoing clauses (a) or (b) occur prior to , the Conversion Date shall be .

Notwithstanding the foregoing, if on the Conversion Date the Participant is prohibited from trading in the Corporation’s securities pursuant to applicable securities laws and/or the Corporation’s policy on securities trading and disclosure of confidential information, the Conversion Date shall instead be, in the determination of the Committee, the first date the Participant is no longer prohibited from such trading.

9. Tax Withholding. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. The Corporation may either require the Participant to remit to the Corporation an amount sufficient to satisfy such tax withholding requirements or, in the discretion of the Committee, the Corporation may withhold the minimum number of shares of Stock sufficient to satisfy all or a portion of such tax withholding requirements. To the extent the Corporation does not elect to withhold shares of Stock sufficient to satisfy the tax withholding requirements, subject to the terms of Section 10.6 of the Plan, the Participant may satisfy such withholding obligations in shares of Stock; provided that the Participant will be deemed to have instructed and authorized the Corporation or its delegate for such purpose to sell on the Participant’s behalf a whole number of shares of Stock as the Corporation or its delegate determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum tax withholding obligation. In such case, the Participant will be responsible for all brokerage fees and other costs of sale, and the Participant agrees to indemnify and hold the Corporation harmless from any losses, costs, damages or expenses relating to such sale.

10. Administration. The Plan and this Agreement shall be administered and may be definitively interpreted by the Committee, and the Participant agrees that the decisions of such Committee concerning administration and interpretation of the Plan and this Agreement shall be final, binding and conclusive on all persons.

11. Notices. Any notice or other communication required or permitted under the Plan must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given (i) when delivered personally, or (ii) if mailed, three days after the date of deposit in the United States mail or (iii) if sent by overnight courier, on the regular business day following the date sent. Notice to the Participant should be sent to the address set forth on the Corporation’s records. Either party may change the address to which the other party must give notice under this Agreement by giving the other party written notice of this change in accordance with the procedures discussed in this Section 11.

12. Not An Employment Contract. This Award will not confer on the Participant any right with respect to continuance of employment with the Corporation or any Affiliate, nor will it interfere in any way with any right the Corporation or any Affiliate would otherwise have to terminate or modify the terms of such Participant’s employment at any time.

13. Unfunded Status of the Plan. The Plan is unfunded. The Corporation is not required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any benefits under the Plan. With respect to any payments not yet made to the Participant or shares of Stock not yet delivered to the Participant under this Agreement, the Participant shall have no rights greater than those of a general unsecured creditor of the Corporation.

14. Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Corporation without the consent of any other person.

15. Governing Law. To the extent not preempted by Federal law, the Plan and this Agreement will be construed, administered and governed in all respects under and by the laws of the State of Illinois, without giving effect to its conflict of laws principles. If any provision of this Agreement will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to) this Agreement will be exclusively in the courts in the State of Illinois, County of Cook, including the Federal courts located therein (should Federal jurisdiction exist).

16. Securities Law Requirements. If at any time the Committee determines that issuing shares of Stock would violate applicable securities laws, the Corporation will not be required to issue shares of Stock. The Committee may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. The Committee may require the Participant to make written representations it deems necessary to comply with applicable securities laws. No person who acquires shares of Stock under this Agreement may sell the shares of Stock, unless he or she makes an offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the shares of Stock to be sold, or there is an exemption from the registration requirements of the Securities Act. The Participant’s right to resell the shares of Stock will be subject to all Federal and state securities laws, including SEC Rule 144, and subject to the Corporation’s policy on securities trading and disclosure of confidential information.

17. Recoupment. The Participant acknowledges that he is familiar with terms of the Corporation’s Statement of Policy Regarding Incentive Compensation Recoupment (attached hereto as Exhibit 1) (the “Policy”). The Participant further acknowledges that this Award is subject to the terms of the Policy, if and to the extent that the Policy, by its terms, applies to the Award and the Participant. The terms of the Policy (as it may be amended from time to time) are incorporated by reference herein and made a part of this Agreement.

18. Spousal Consent. As a further condition to the Corporation’s and the Participant’s obligations under this Agreement, the Participant’s spouse, if any, shall execute and deliver to the Corporation the Consent of Spouse attached hereto as Exhibit 2.

19. Code Section 409A. This Agreement is intended to be a “nonqualified deferred compensation arrangement” that complies with the provisions of Code Section 409A and the regulations thereunder and this Agreement shall be interpreted and operated consistent with such intent. Accordingly, all provisions of this Agreement shall be construed in a manner consistent with avoiding taxes or penalties under Code Section 409A, including:

(a)	a Termination shall not be deemed to have occurred for purposes of any provision of this Agreement providing for any payment or distribution upon or following a Termination unless such Termination is also a “separation from service” within the meaning of Code Section 409A and Treas. Reg. §1.409A-1(h) and, for purposes of any such provision of this Agreement, references therein to a “termination,” “termination of employment” or like terms shall mean “separation from service”; and

(b)	if the Participant is a “specified employee” (as described in Treas. Reg. §1.409A-1(i), with such classification to be determined in accordance with the methodology established by the Corporation), any payment or distribution made under this Agreement pursuant to the Participant’s “separation from service” shall be made on the date that is six months following the Participant’s “separation from service” or, if earlier, the date of the Participant’s death.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

21. Conflicts. In the event of a conflict between this Agreement and any employment, consulting or other written agreement between the Participant and the Corporation or an Affiliate with respect to a Termination occurring before                     , this Agreement shall control.

[Signature page to follow]

IN WITNESS WHEREOF, this Agreement has been executed by the Participant and, on behalf of the Corporation, by its duly authorized officer, all as of the day and year first above written.

CORPORATION:

GREAT LAKES DREDGE & DOCK CORPORATION, a Delaware corporation

By:
Katherine M. Hayes
Treasurer

PARTICIPANT:

EXHIBIT 1

GREAT LAKES DREDGE & DOCK CORPORATION

STATEMENT OF POLICY REGARDING INCENTIVE COMPENSATION RECOUPMENT

GREAT LAKES DREDGE & DOCK CORPORATION

STATEMENT OF POLICY REGARDING

INCENTIVE COMPENSATION RECOUPMENT

Overview. This Policy Statement has been adopted by the Board of Directors of Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Company”). The Company has adopted this incentive compensation recoupment policy (the “Policy”) in order to ensure that Incentive Compensation (as defined below) is paid based on accurate financial data. Under the circumstances described below, the Company may seek to recover Incentive Compensation that would have not been paid if the correct performance data had been used to determine the amount payable. The Compensation Committee of the Board of Directors of Great Lakes Dredge & Dock Corporation (the “Committee”) shall have full authority to interpret and enforce the Policy and may recommend that the Board of Directors take action with respect to the Policy. The Policy shall apply to all Incentive Compensation awarded to Covered Employees regardless of individual fault, and is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002. The Committee may amend or terminate this Policy at any time.

Covered Employees. The Policy applies to the following (each a “Covered Employee”): (i) the current and former executive officers of Great Lakes Dredge & Dock Corporation, as determined from time to time pursuant to Rule 3b-7 under the Securities Exchange Act of 1934, as amended, and (ii) any other employee of the Company or any Affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, designated by the Board or the Committee from time to time by notice to the employee.

Incentive Compensation. For purposes of this Policy, “Incentive Compensation” means, with respect to each Covered Employee: (i) performance bonuses and incentive awards (including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or other stock-based awards) paid, granted, vested or accrued under any Company plan or agreement or plan or agreement of an Affiliate of the Company in the form of cash or Great Lakes Dredge & Dock Corporation common stock, (ii) outstanding incentive awards that have not vested or been earned, and (iii) in cases of fraud or misconduct, the gain realized by any Covered Employee engaged in such conduct on the exercise of stock options or stock appreciation rights, the vesting of other incentive awards, or the sale of Company stock acquired through any incentive award.

Triggering Events; Calculation of Overpayment. If the Committee determines that Incentive Compensation was overpaid, in whole or in part, as a result of (i) a restatement of the Company’s reported financial or operating results (unless due to a change in accounting policy or applicable law) or (ii) any conduct justifying termination for cause under the Company’s Code of Business Conduct and Ethics or the applicable Covered Employee’s employment agreement, or constituting a violation of a restrictive covenant in an employment or severance agreement, or other act involving, dishonesty, fraud, illegality or moral turpitude (whether or not requiring a restatement), the Committee will review the Incentive Compensation paid, granted, vested or accrued. To the extent practicable and in the best interests of stockholders, and as permitted by applicable law, (i) in the event of a restatement, the Committee will seek to recover or cancel the difference between any Incentive Compensation that was based on having met or exceeded performance targets that would not have been met based upon accurate financial data and the Incentive Compensation that would have been paid or granted to such Covered Employee or the

Incentive Compensation in which such Covered Employee would have vested had the actual payment, granting or vesting been calculated based on the accurate data or restated results, as applicable, and (ii) in the event of other misconduct, provided that such misconduct was harmful to the Company or an Affiliate, the Committee may seek to recover or cancel Incentive Compensation paid, awarded or accrued after the applicable misconduct or any severance paid after termination of employment (in any such case, the “Overpayment”).

Forms of Recovery. The Company shall have the right to demand the reimbursement of any Overpayment. To the extent the Covered Employee does not reimburse any Overpayment, the Company shall have the right to sue for repayment and enforce the repayment through the reduction or cancellation of outstanding and future Incentive Compensation. To the extent any shares have been issued under vested awards or such shares have been sold by the Covered Employee, the Company shall have the right to cancel any other outstanding stock-based awards with a value equivalent to the Overpayment, as determined by the Company.

Time Period for Overpayment Review. The Committee may make determinations of Overpayment at any time through the end of the third fiscal year following the year for which the inaccurate performance criteria were measured (the “Overpayment Review Period”); provided, that if steps have been taken within such period to restate the Company’s financial or operating results, the Overpayment Review Period shall be extended until such restatement is completed. For illustrative purposes only, this means that if incentive compensation is paid in early 2011 for performance metrics based on fiscal year 2010 performance, such compensation shall be subject to review for Overpayment until the end of the Company’s 2013 fiscal year. Notwithstanding the above, if the Committee determines that any Covered Employee engaged in fraud or misconduct, the Committee shall be entitled to determine the Overpayment with respect to such Covered Employee for a period of six years after the act of fraud or misconduct is discovered.

No Additional Payments. In no event shall the Company be required to award Covered Employees an additional payment if the restated or accurate financial results would have resulted in a higher incentive compensation payment.

Applicability. This Policy applies to all Incentive Compensation, whether paid or granted prior to the adoption of the Policy, except to the extent prohibited by applicable law or any other legal obligation of the Company or Affiliate, as the case may be. Application of the Policy does not preclude the Company from taking any other action to enforce a Covered Employee’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings.

Committee Determination Final. Any determination by the Committee (or by any officer of the Company or an Affiliate to whom enforcement authority has been delegated) or the Board of Directors with respect to this Policy shall be final, conclusive and binding on all interested parties.

Disclosure. This policy shall be disclosed in Great Lakes Dredge & Dock Corporation’s applicable filings with the Securities Exchange Commission discussing executive compensation subject hereto.

EXHIBIT 2

CONSENT OF SPOUSE

I,                     , spouse of                     , have read and approve the foregoing Performance Vesting RSU Award Agreement (the “Agreement”). In consideration of the award of restricted stock units of Great Lakes Dredge & Dock Corporation as set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or shares of common stock issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated: